EXHIBIT 99.1

News Release:	February 19, 2015
Contact:	Connie Waks
206.340.2305 • cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces
2014 Unaudited Preliminary Financial Highlights
Bank Declares Quarterly Cash Dividend to be Paid on February 23

Seattle - Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced preliminary financial highlights for the year ended December 31, 2014, reporting $60.2 million of net income, compared to $61.4 million in 2013, and an increase in its retained earnings balance to $346.4 million as of December 31, 2014, from $287.1 million as of December 31, 2013.
Based on the bank's fourth quarter 2014 financial results, the Seattle Bank's Board of Directors declared a $0.025 per share cash dividend, to be paid on February 23, 2015. Dividends will be paid based on average Class A and Class B stock outstanding during fourth quarter 2014. In addition, the bank announced that it will repurchase up to $100 million of excess capital stock during first quarter 2015. The Seattle Bank repurchased $396.9 million of excess capital stock during the year ended December 31, 2014.
Based on its 2014 net income, the bank will contribute $6.9 million to its Affordable Housing Program (AHP) for awards in 2015.
“Our 2014 results build on our significant progress in returning the Seattle Bank to financial health. We are pleased to have strengthened our capital position, continued to repurchase and pay dividends on our stock, and as a result of our 2014 earnings, contributed nearly $7 million to our Affordable Housing Program,” said Seattle Bank President and CEO Michael L. Wilson. “Although we have grown our advances with certain segments of our membership, changes in our industry and membership continue to constrain our ability to prosper as a stand-alone Federal Home Loan Bank without relying on investments as a source of income. Our proposed merger with the Federal Home Loan Bank of Des Moines offers an opportunity to create a Federal Home Loan Bank cooperative with a more diverse membership and greater economies of scale—and well-positioned to meet member needs now and for years to come.”
Key features of the Seattle Bank's operating results for the year ended December 31, 2014, included:

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Higher net interest income. Net interest income after provision (benefit) for credit losses for the year ended December 31, 2014, increased to $146.3 million from $138.5 million for 2013, primarily due to increased interest income on investments and lower cost of funding, partially offset by lower interest income on mortgage loans held for portfolio and advances. The changes in interest income on investments and advances were primarily yield driven. In addition, lower prepayment fees on advances contributed to a decrease in interest income. The change in interest income on mortgage loans held for portfolio was primarily driven by the continued decline in the average balances outstanding during the year ended December 31, 2014, as the remaining mortgage loans in the portfolio continued to pay down.

•
Lower non-interest income (loss). Non-interest income decreased by $8.7 million for the year ended December 31, 2014, compared to the previous year. Non-interest income (loss) was negatively impacted by higher credit-related losses on other-than-temporarily impaired private-label mortgage-backed securities and lower gains on early debt extinguishments during the year ended December 31, 2014, compared to the previous year.

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Higher other non-interest expense. The Seattle Bank's other non-interest expense increased by $374,000 for the year ended December 31, 2014, compared to 2013, primarily due to an increase in operating expenses from $5.7 million of merger-related costs for the year ended December 31, 2014, partially offset by a decrease in other expenses, including the impact of a one-time $4.0 million write-off of software in 2013 without similar activity in 2014.

Other Financial Information

•	Total assets decreased to $35.1 billion as of December 31, 2014, from $35.9 billion as of December 31, 2013, primarily due to a decrease in advances and mortgage loans outstanding.

•
Advances outstanding decreased to $10.3 billion as of December 31, 2014, from $10.9 billion as of December 31, 2013, primarily due to the maturity of advances with Bank of America, N.A., in the first quarter of 2014, partially offset by an increase in advances with various members during the remainder of 2014.

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Mandatorily redeemable capital stock decreased by $293.2 million as of December 31, 2014, compared to December 31, 2013, primarily due to the Seattle Bank's quarterly repurchases of excess capital stock during 2014, partially offset by a redemption request resulting from a merger between two member banks.

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Accumulated other comprehensive income (loss) improved to a gain of $1.6 million as of December 31, 2014, from a loss of $71.8 million as of December 31, 2013, primarily due to improvements in the market values of the bank's available-for-sale securities including those previously determined to be other-than-temporarily-impaired.

•	Total capital increased to $1.2 billion as of December 31, 2014, from $1.1 billion as of December 31, 2013.

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The Seattle Bank paid cash dividends (including interest on mandatorily redeemable capital stock) totaling $2.6 million during the year ended December 31, 2014. During the six months ended December 31, 2013, the Seattle Bank paid cash dividends of $1.4 million. No cash dividends were paid during the first half of 2013.

Unaudited Selected Financial Data ($ in thousands)

Selected Statements of Condition Data	As of December 31, 2014	As of December 31, 2013
Advances	$10,313,691	$10,935,294
Investments (1)	24,046,403	22,545,976
Mortgage loans held for portfolio, net	647,179	797,620
Total assets	35,129,197	35,870,314
Consolidated obligations	31,790,607	32,402,896
Mandatorily redeemable capital stock	1,454,473	1,747,690
Total capital stock	858,083	922,977
Retained earnings	346,375	287,090
Accumulated other comprehensive income (loss)	1,552	(71,768)
Total capital (2)	1,206,010	1,138,299

	For the Years Ended December 31,
Selected Statements of Income Data	2014	2013
Net interest income	$146,860	$137,334
Provision (benefit) for credit losses	584	(1,149)
Net interest income after provision (benefit) for credit losses	146,276	138,483
Non-interest income (loss):
Other-than-temporary impairment credit loss	(4,840)	(1,837)
Derivatives and hedging activities	4,211	4,774
Other non-interest income (3)	1,707	6,867
Other non-interest expense	80,288	79,914
Total assessments	6,877	6,927
Net income	$60,189	$61,446

Selected Performance Measures	As of December 31, 2014	As of December 31, 2013
Regulatory capital (4)	$2,658,931	$2,957,757
Risk-based capital surplus (5)	$1,375,172	$1,483,070
Regulatory capital-to-assets ratio	7.57%	8.25%
Leverage capital-to-assets ratio	11.24%	12.21%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	114.29%	107.67%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR):
Return on PVCS (6)	2.38%	2.26%
Average annual one-month LIBOR	0.16%	0.19%
Core mission activity (CMA) assets to consolidated obligations (7)	40.90%	41.51%

(1)	Consists of securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Excludes mandatorily redeemable capital stock, which totaled $1.5 billion and $1.7 billion as of December 31, 2014 and 2013.
(3)
Depending upon activity within the period, may include the following: gain (loss) on sale of available-for-sale or held-to-maturity securities, gain (loss) on financial instruments held under fair value option, gain (loss) on early extinguishments of consolidated obligations, service fees, and other non-interest income.

(4)	Includes total capital stock, retained earnings, and mandatorily redeemable capital stock.
(5)
Defined as the excess of the bank's permanent capital (which consists of Class B capital stock, including Class B capital stock classified as mandatorily redeemable, and retained earnings) over its risk-based capital requirement.

(6)	Return on PVCS is computed as net income divided by average PVCS, for the year.
(7)	Defined as advances, acquired member assets (such as mortgage loans), and certain housing finance agency obligations as a percentage of consolidated obligations.
The Seattle Bank expects to file its 2014 annual report on Form 10-K with the Securities and Exchange Commission (SEC) on or around March 16, 2015.
Proposed Merger with the Des Moines Bank
On September 25, 2014, the Seattle Bank and the Federal Home Loan Bank of Des Moines (Des Moines Bank) entered into a definitive agreement to merge the two banks (the Merger Agreement). Further, by letter dated December 19, 2014, the banks received approval of their merger application submitted to the Federal Housing Finance Agency (FHFA). Following receipt of the FHFA's approval, on January 12, 2015, the banks distributed the Joint Merger Disclosure Statement and voting materials to their members seeking ratification of the Merger Agreement by the members of both banks through a voting process that is expected to be completed by February 23, 2015. Material details of the Merger Agreement and the Joint Merger Disclosure Statement are included in the banks’ related Form 8-K filings with the SEC and should be reviewed in connection with consideration of the proposed merger. If a majority of the votes cast by members of each of the banks are cast for ratification of the Merger Agreement and all other conditions set out in the Merger Agreement are satisfied, the merger is expected to become effective on May 31, 2015.
The proposed merger between the Seattle Bank and the Des Moines Bank will not impact the Seattle Bank’s 2015 offering of AHP. In the event that the proposed merger is finalized during 2015, the Seattle Bank’s allocation of AHP funding and the program's requirements will continue to be governed by the Seattle Bank’s 2015 AHP Implementation Plan.
Consent Arrangement
The Seattle Bank continues to address the requirements of the Consent Order issued by the FHFA, effective November 22, 2013 (collectively, with related understandings with the FHFA, the Amended Consent Arrangement), which superseded the previous Consent Order and related understandings put in place in October 2010 (2010 Consent Arrangement). In addition to continued compliance with the terms of the plans and policies adopted and implemented to address the 2010 Consent Arrangement, the Amended Consent Arrangement requires Board of Directors' monitoring for compliance with the terms of such plans and policies, development and implementation of a plan acceptable to the FHFA to increase advances and other CMA assets as a percentage of the bank's consolidated obligations, and securing non-objection from the FHFA prior to repurchasing or redeeming any excess capital stock or paying dividends on the bank's capital stock. With FHFA non-objection, the Seattle Bank has repurchased up to $25 million of excess capital stock on a quarterly basis since the third quarter of 2012 and paid modest quarterly dividends to its shareholders based on the bank's quarterly net income since July 2013. In addition to the four quarterly repurchases of up to $25 million of excess capital stock, with FHFA non-objection, during 2014, the Seattle Bank redeemed an additional $299.6 million of excess capital stock on which the redemption waiting periods had been satisfied and repurchased $2.3 million of excess Class B stock that had been purchased by members on or after

October 27, 2010, for activity purposes. The FHFA reviews the bank's requests to repurchase and pay dividends on its capital stock on a quarterly basis.
About the Seattle Bank
The Seattle Bank is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank's funding and financial services enable our member institutions to provide their customers with greater access to mortgages, commercial loans, and funding for affordable housing and economic development.
The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. The Seattle Bank serves Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, and Wyoming, the U.S. territories of American Samoa and Guam, and the Commonwealth of the Northern Mariana Islands. Members include commercial banks, credit unions, thrifts, industrial loan corporations, insurance companies, and non-depository community development financial institutions.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including preliminary highlights of financial statements and information as of and for the year ended December 31, 2014, and on which the Seattle Bank's external auditor has not completed its audit, and information regarding a proposed merger with the Des Moines Bank. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual financial performance and condition for the year ended December 31, 2014, and other actions or transactions, including those relating to the ability of the Seattle Bank and the Des Moines Bank to obtain member approvals relating to the proposed merger, the completion of the proposed merger, the Amended Consent Arrangement, and payments of dividends and repurchases of capital stock, may differ materially from those expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, finalization of the financial statements, regulatory and legislative actions and approvals (including those of the FHFA relating to the stock repurchases and dividends and acceptance of final merger documentation), changes in general economic and market conditions (including effects on, among other things, U.S. debt obligations and mortgage-related securities), demand for advances, changes in the bank's membership profile or the withdrawal of one or more large members, shifts in demand for the bank's products and consolidated obligations, business and capital plan and policy adjustments and amendments, competitive pressure from other Federal Home Loan Banks and alternative funding sources, the Seattle Bank's ability to meet adequate capital levels, accounting adjustments or requirements (including changes in assumptions and estimates used in the bank's financial models), interest-rate volatility, changes in projected business volumes, the bank's ability to appropriately manage its cost of funds, changes in the bank's management and Board of Directors, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings made with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.
Members of the Seattle Bank have been provided the Joint Merger Disclosure Statement in connection with the merger. Members are urged to read the disclosures therein.